Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the inclusion of our report dated March 29, 2005 with respect to Note B April 8, 2005 on our audit of the statements of operations, changes in capital deficit and cash flows of Enigma Software Group, Inc. for the year ended December 31, 2004 in Form SB-2/A Amendment No. 3.

/s/ Eisner LLP
New York, New York
February 1, 2007